Exhibit 99.1

Company Update for Stakeholders

Ronald Faris

President & CEO

February 5, 2015

©2015 Ocwen Financial Corporation. All rights reserved.

Important Notice:

This update contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements are detailed in Ocwen’s reports and filings with the Securities and Exchange Commission (SEC). Anyone wishing to understand Ocwen’s business should review its SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update or revise forward looking statements whether as a result of new information, future events or otherwise. Ocwen may post information that is important to investors on its website.

This update contains references to normalized adjusted cash flow from operations, a non-GAAP financial measure. We believe this non-GAAP financial measure provides a useful supplement to discussions and analysis of our financial condition. We believe this non-GAAP financial measure provides an alternative way to view certain aspects of our business that is instructive. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Ocwen’s reported results under accounting principles generally accepted in the United States. Other companies may use non-GAAP financial measures with the same or similar titles that are calculated differently to our non-GAAP financial measures. As a result, comparability may be limited. Further information may be found on Ocwen’s website, including our Q3 2014 earnings call and related presentation.

This update also contains certain financial data for the fiscal year ending December 31, 2014 that is preliminary, based upon our estimates and subject to completion of our financial closing procedures. Moreover, this data has been prepared on the basis of currently available information. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited or reviewed, and does not express an opinion with respect to this data. This data does not constitute a comprehensive statement of our financial results for the referenced periods, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized.

* * * * *

2/5/2015	Page | 2

Important stakeholders,

Much has taken place around Ocwen since our call in late December. I thought it would be helpful to provide an update on the company and to provide answers, context and facts around many of the questions that are on people’s minds.

In my remarks today, I would like to address 4 broad topics.  Those topics are:

1.	An update on the regulatory front
2.	Fourth quarter 2014 significant items
3.	An update on liquidity
4.	The status of our non-agency RMBS servicing

First, on the regulatory front:

•	Regulatory examinations by state regulators are part of our ordinary course business activities. During 2014, state regulators commenced 46 examinations of one or more of our areas of operation, and we closed 25 exams involving 19 states (some of which had started in prior years).

•	As of December 31, 2014 we are aware of 21 pending examinations in a total of 15 states. We also regularly engage with our state regulators to respond to specific inquires or investigations, in many cases relating to individual borrower complaints that they have received.

•	Based on our current engagement with state regulators, we are not aware of nor do we anticipate any material fines, penalties or settlements, although we do expect to resolve two open legacy matters for a total of less than $1 million.

•	In addition to the above, in December 2014 and January 2015, we entered into 2 state consent orders (New York and California) relating to or emanating from regulatory exams and oversight. Applicable law and regulations generally prohibit the company from discussing the results of state licensing reviews and examinations.

•	Beyond the examinations I just mentioned, we are not aware of any pending or threatened state licensing actions.

•	Other than the ongoing monitoring of our National Mortgage Settlement, we are not currently aware of any material investigations of Ocwen by State Attorneys General. We remind you that we entered into the National Settlement in December 2013 with the CFPB and 49 State AGs. Our National Mortgage Settlement also included releases from past servicing practices for Ocwen, Homeward and Litton from most all state regulators.

2/5/2015	Page | 3

On the federal level:

•	We are subject to supervision by the CFPB. Just as with the state regulators, applicable law and regulations prohibit the Company from public disclosures of any open or pending regulatory CFPB reviews or examinations so naturally we can’t make those.

•	On the National Mortgage Settlement front, although we do not have the final results of the retesting of certain 2014 metrics by the National Monitor overseeing compliance, we do expect that, similar to many other Servicers in 2014, we will have metrics that will require remediation through corrective action plans as defined by the settlement.

•	In addition, we estimate, that through December 31, 2014 we have already completed approximately $1.7 billion of our $2 billion principal reduction commitment under our National Mortgage Settlement, and we remain committed to helping struggling families. All of these modifications were completed in accordance with the underlying servicing agreements.

•	We continue to be the leader in executing on net present value investor positive modifications that are appropriate and more sustainable for borrowers than those offered by certain other industry participants. We are responsible for 20% of all HAMP modifications industry-wide, and we have completed approximately 42% more modifications than the next best servicer.

•	Fannie Mae, Freddie Mac and GNMA are important clients of Ocwen, and we work closely with them on strategies to improve our servicing. They have been highly cooperative in our strategies to sell some of our GSE MSR assets, which I will discuss further later.

Secondly, I would next like to highlight certain significant items that are expected to impact our fourth quarter 2014 results.

•	We will be recording an additional $50 million expense related to our NY Settlement in the fourth quarter of 2014, since we reserved for $100 million in the third quarter of 2014 in accordance with GAAP and based on information available at the time we finalized our third quarter financial statements.

•	Through the third quarter of 2014 we had recorded $66 million in expenses related to uncollectable receivables and other servicing expenses. We expect to increase this amount in the fourth quarter by approximately $64 million. We ended the year with approximately $85 million of reserves against Corporate advances, a coverage ratio of 13%. We anticipate that the level of these types of expenses will decrease significantly in 2015 as we have substantially cleared out legacy issues related to acquisitions and other servicing transfers.

2/5/2015	Page | 4

•	Through the third quarter of 2014 we had recorded third party monitor expenses of approximately $27 million. We expect the expense for third party monitoring costs in the fourth quarter of 2014 to be approximately $13 million.

•	As a result of the items just discussed and other fourth quarter events, we expect to record a loss in the fourth quarter of 2014 and for the total year. Additionally, given the mix of on-shore and off-shore results, and the fact that the NY DFS payment is not tax deductible, we will have a negative tax rate for the year.

Third, regarding our liquidity:

•	We believe that we are currently in good standing with all of our outstanding debt agreements, including our Senior Secured Term Loan.

•	We entered into one new revolving advance financing line with a large bank in late December for $125 million, representing new funds backed by advances from private label securities.

•	In 2014, we generated significant normalized adjusted cash flow from operations, which is the non-GAAP metric we presented in our third quarter earnings presentation. For those interested in additional detail on our normalized adjusted cash flow from operations for the first three quarters of 2014, I refer you to our third quarter earnings presentation which is posted on our website. Although in 2015 our portfolio is smaller and our compliance, regulatory and professional fee expenses will remain elevated, we expect to continue to generate significant positive normalized adjusted cash flow from operations.

•	In January we voluntarily closed a small, largely unused advance financing line for some of our commercial servicing advances.

•	We had a technical default in some of our origination warehouse lines in January and received the appropriate waivers on all associated defaults. We do not believe we were or currently are in default on our term loan or unsecured bonds.

•	Since we made our $150 million cash payment to the NY DFS on December 31st, 2014, we have had an average daily cash balance of over $175 million.

2/5/2015	Page | 5

•	As of the end of the day on February 3, 2015, we had $249 million in cash, and our cash forecast indicates that we will continue to have sufficient liquidity going forward.

•	In addition, as we have previously indicated, we are working on a series of transactions to sell portions of our GSE Mortgage Servicing rights. Starting in the second quarter, and possibly earlier, we expect to start closing on transactions. We anticipate sales of $5 to $20 billion of UPB per month through the end of the year, although we have not ruled out larger transactions if they are available for execution at attractive levels. Of course, no sales are guaranteed until they are actually executed. However, we have received strong interest from many eligible buyers.

•	Proceeds from the sales of MSRs should be substantial and could be used to fund existing assets, invest in new assets or repay portions of our Senior Secured Term loan.

•	We do expect to see a reduction in leverage as a result of these MSR sales, assuming we complete sales along the lines we anticipate. We also anticipate that MSR sales will result in net gains, and they will significantly reduce our exposure to changes in interest rates and pre-payment speeds. They will also help simplify our operating structure.

•	We do not currently expect to restart our buy-back of stock, though we retain the ability to revisit this as circumstances change, and as we return to profitability.

•	Although not obligations of Ocwen, we have been in contact with Home Loan Servicing Solutions, and we believe that they will continue to be able to fund future advances on sale transactions we executed with them over the past few years. As has already been publicly disclosed, both Ocwen and HLSS have refuted claims of default made by a purported holder of certain HLSS advance financing notes who admits it is pursuing a strategy of shorting Ocwen’s stock.

•	Ocwen has also responded, through legal counsel, to a notice of default submitted by a lawyer claiming to represent various investors in 119 mortgage pools serviced by Ocwen, constituting only approximately 2% of Ocwen’s total servicing portfolio or $9 billion in UPB. As noted in our counsel’s response, many of these claims were previously asserted in a failed attempt by these same investors to block a previous servicing transfer to Ocwen. At that time, after thorough review by an independent mortgage servicing expert firm hired by trustees, that transfer was permitted to proceed. We believe the claims raised again now are likewise without merit and, as before, asserted as part of an ill-conceived but quite transparent campaign by these particular investors to stop loan modifications and instead foreclose and evict as many struggling homeowners as quickly as possible. Such knee-jerk foreclosures may advance the special economic interests of these complaining investors; however, we believe they are neither in the economic best interests of the trusts as a whole nor consistent with well-established industry practice, and therefore not permitted under our servicing contracts. We are reviewing these claims in detail and intend to vigorously defend ourselves against these and any similar investor and/or bondholder claims. We would highlight that settlements of similar claims between these investors and some of the big banks have resulted in restrictions on loan modifications, especially those that include principal reductions. We believe that settlements of this sort are not in the best interest of all RMBS investors, are bad for consumers and are against good public policy.

2/5/2015	Page | 6

•	We are focused on working with our existing lenders and other lenders to extend the terms of our advance financing lines that mature later this year. Although there have been some contractions in the availability of advance financing across the industry and there are no guarantees, we believe that there is still ample liquidity in the marketplace to allow Ocwen, HLSS and other servicers to continue to fund servicing advances at reasonable terms. Advances remain one of the most safe, secure and stable asset backed receivables in the market place.

•	In order to continue operating in a safe and sound manner and to maximize shareholder returns, we will continue to examine and adjust our capital structure as appropriate. To assist us in this process, including extending the terms of our advance financing sources maturing later this year, we intend to hire two financial advisors with significant experience in asset backed financing, capital markets, corporate and mortgage finance.

•	We have also reviewed the recently proposed new Federal Housing Finance Agency (FHFA) capital and liquidity standards, and we believe that we are currently well inside the proposed limits. We welcome these standards, as they provide greater certainty and stability to the servicing markets. We remain the best capitalized of the large non-bank servicers.

And finally, I would now like to turn your attention to the status of our existing non-agency RMBS servicing portfolio:

•	We are currently a servicer on approximately 4,000 private label securities (PLS) agreements.

•	Of these, approximately 695 with about $44.8 billion of UPB have minimum Servicer Ratings criteria.

2/5/2015	Page | 7

•	While rating agencies have taken actions largely based on public information regarding issues with regulators, they have not pointed to actual servicing performance deficiencies. For example, the Fitch action of February 4th, 2015 starts by noting that “the company continues to perform servicing functions at a proficient level.” Objective data on PLS performance continues to show that Ocwen excels in managing loss mitigation timelines, bringing borrowers current on their payments and keeping them current. For these reasons, we believe it is in the best interests of all stakeholders to continue to keep Ocwen on the job.

•	To date, including the recent announcement from Fitch, our servicer ratings have fallen below the minimum criteria set forth in 482 PLS agreements. This represents approximately $34.6 billion in UPB serviced by Ocwen, or 8.7% of our total servicing portfolio.

•	We have not been notified by any RMBS trustee of any intent to move Non-Agency RMBS servicing as a result of changes in servicer ratings or any other reason.

•	We believe our performance on Ocwen-serviced pools, as calculated by BlackBox Logic data for subprime Non-Agency securities, is evidence of our PLS servicing strength. As communicated previously, Ocwen outperforms other servicers by almost 10 percentage points in the percentage of subprime PLS loans that have made 10 or more payments in the prior 12 months. Similarly, the percentage of borrowers who have made all 12 payments in the last 12 month is 10 percentage points higher.

•	Despite the recent challenges around the company, and despite the fact that more trusts have the option to transfer servicing today than did yesterday, we believe, consistent with our past experiences, that trustees and bondholders will look to our cash generation outperformance and act in their economic best interest in deciding not to exercise their right to transfer servicing.

•	That said, there is no guarantee that Trustees and Bondholders will not decide to transfer servicing. Should that occur, we believe that any forced transfer of servicing would result in accelerated recovery of advances outstanding, would not be in the best interest of the RMBS trusts as a whole and would be disruptive and potentially harmful to consumers whose loans would be affected.

•	Lastly on the RMBS front, we still anticipate entering into at least one RMBS Call Rights transaction in Q1 2015 and more throughout 2015.

2/5/2015	Page | 8

Management and our board of directors are committed to becoming a better company and servicer. I think you will agree that our two newly appointed board members highlight this commitment and show confidence in the company’s future. We are focused both on results and how we achieve those results in a responsible and compliant manner. We are committed to a culture of integrity, transparency and accountability. We continue to learn from and improve from the challenges we have faced. We look forward to working with all stakeholders, including Shareholders, Consumers, Non-profit partners, Government, Regulators, Loan Investors, Employees and Lenders as we move forward. Working together we can continue to change lives by helping homeowners in all that we do.

If there is any doubt that Ocwen is changing lives through its work, I will close by sharing with you one of the many positive letters we receive. This letter was received from one of our California customers two weeks ago.

Quote:

“Dear Sir,

First of all, My family and I are extending our heartfelt “Thank you very much” for giving and sharing your kindness, help and approval for the loan modification. Your kindness with my family had brought us to have a place to live and stay comfortable and warm during this winter cold season. Thank you too for your wonderful holiday season’s greeting. We appreciate it very much. May the good Lord Bless you.

We will assure you that we will keep on time managing and paying our monthly mortgage.

Respectfully,

Helen”

With that, thank you for your time. I look forward to updating you again in the near future on our progress.

Regards,

Ron

2/5/2015	Page | 9